Exhibit 16.1
January 29, 2009
Securities and Exchange Commission
Washington D.C. 20549
Commissioners:
We have read the statements made by Lighting Science Group Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Lighting Science Group Corporation dated January 29, 2009. We agree with the statements concerning our Firm in such Form 8-K.
Yours truly,
/s/ Turner, Stone & Company, LLP